Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2004, relating to the consolidated financial statements of Nobel Learning Communities, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended July 3, 2004.

/s/ BDO Seidman, LLP

Philadelphia, Pennsylvania
April 20, 2005